Exhibit 10.2

AMKOR TECHNOLOGY, INC.

AMENDED AND RESTATED EXECUTIVE INCENTIVE BONUS PLAN

1.    Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives and employees to: (1) perform to the best of their abilities and (2) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with incentive awards based on the achievement of goals relating to the performance of the Company or a subsidiary (or any division or business unit of the Company or a subsidiary), or upon the achievement of individual performance goals. The Plan is intended to permit the payment of bonuses that may qualify as “performance-based compensation” under Code Section 162(m).

2.    Definitions.
(a)    “Award” means the opportunity to earn a bonus under the terms of the Plan. Awards under the Plan may be either Non-Qualified Awards or Qualified Performance-Based Awards. Unless otherwise specifically indicated by the Committee at the time of grant, all Awards granted to a “covered employee” within the meaning of Code Section 162(m) are intended to be Qualified Performance-Based Awards.
(b)    “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to Qualified Performance-Based Awards, consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Code Section 162(m).
(f)    “Company” means Amkor Technology, Inc.
(g)    “Determination Date” means the date upon which the Committee determines Performance Goals and Award opportunities for Participants. With respect to Qualified Performance-Based Awards, the Determination Date shall be the latest possible date that will not jeopardize an Award’s qualification as a Qualified Performance-Based Award.
(h)    “Maximum Award Amount” means, with respect to any Qualified Performance-Based Award, the lesser of (i) $3,000,000 or (ii) 200% of the Participant’s Base Salary.
(i)    “Non-Qualified Award” means an Award granted under the Plan that is not intended to be a Qualified Performance-Based Award.

(j)    “Participant” means an executive officer or other employee of the Company or any of its subsidiaries participating in the Plan for a Performance Period.
(k)    “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the amount of an Award (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
(l)    “Performance-Based Compensation” means compensation that is intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m).
(m)    “Performance Goals” means the performance goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. The Performance Goals applicable to any Qualified Performance-Based Award shall consist of solely one or more of the following measures: (i) revenue or net revenue, (ii) cash and/or cash equivalents on hand, (iii) free cash flow, (iv) earnings per share, (v) earnings, (vi) earnings before interest and taxes, (vii) earnings before interest, taxes and depreciation, (viii) earnings before interest, taxes, depreciation and amortization, (ix) gross or net margin, (x) gross profit or gross profit dollars, (xi) cash or net cash from operations, (xii) net income, (xiii) operating cash flow, (xiv) expenses or operating expenses, (xv) operating income, (xvi) profit, (xvii) return on assets, (xviii) return on equity, (xix) return on capital or return on invested capital, (xx) sales or return on sales, (xxi) revenue growth, (xxii) total shareholder return, (xxiii) market share, (xiv) customer satisfaction and (xxv) stock price. Performance Goals may relate to or measure the performance of the Company or a subsidiary as a whole or a business unit or division of the Company or a subsidiary and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies and/or (iii) measured on a pre-tax or post-tax basis (if applicable). On or prior to the Determination Date, the Administrator will determine in writing the method for calculating each Performance Goal.
(n)    “Performance Period” means any period over which an Award may be earned, as determined by the Committee in its sole discretion.
(o)    “Plan” means this Executive Incentive Bonus Plan.
(p)    “Qualified Performance-Based Award” means an Award granted under the Plan that is intended to provide Performance-Based Compensation.
(q)    “Target Award” means, with respect to an Award, the target amount payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3.    Plan Administration.
(a)    The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the terms of the Plan and the limitations imposed on the Committee under Code Section 162(m), (i) the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan and (ii) the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:

(i)    discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii)    to determine whether an Award will be a Qualified Performance-Based Award or a Non-Qualified Award (provided, however, that (x) such determination shall be made in writing on or prior to the Determination Date and (y) neither the grant nor the payment of any Non-Qualified Award shall be made contingent on the failure to earn any Qualified Performance-Based Award);

(iii)     to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iv)    to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)    Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.    Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be the Chief Executive Officer and other select executives and employees of the Company and its subsidiaries who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5.    Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Determination Date.

6.    Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Target Award shall be set forth in writing on or prior to the Determination Date.
7.    Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing on or prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved and (d) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Qualified Performance-Based Awards for any fiscal year exceed the Maximum Award Amount.

8.    Determination of Awards; Award Payment.
(a)    Determination and Certification. After the end of each Performance Period and after receipt of the audit report of the Company’s financial statements from the Company’s auditors (if satisfaction of the Performance Goals is dependent upon information contained in the Company’s financial statements), the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may adjust (up or down) the Award otherwise payable to any Participant; provided, however, that the amount payable in respect of a Qualified Performance-Based Award may only be decreased (and not increased) from the amount that otherwise would be payable under the Payout Formula.
(b)    Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Unless otherwise provided in a written employment agreement between a Participant and the Company or a subsidiary, a Participant must be employed by the Company or a subsidiary through the payment date in order to be eligible to receive an Award payout hereunder.
(c)    Form of Distributions. The Company shall distribute all Awards to the Participant in cash.
(d)    Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but no later than March 15th of the year following the year in which the Performance Period ends.
(e)    Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Code Section 162(m), provided that such deferral shall be made only if it does not trigger any tax liability under Code Section 409A. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and must be made in accordance with Code Section 409A.

9.    Term of Plan. The Plan shall become effective upon its approval by the Company’s stockholders at the 2017 annual meeting of the Company’s stockholders. Once approved by the Company’s stockholders, the Plan shall continue until terminated under Section 10 of the Plan.

10.    Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (a) impair any Award to Participants made prior to such amendment, modification, suspension or termination, unless consented to in writing by such Participant or unless the Committee has made a determination that such amendment, modification, suspension or termination is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment, modification, suspension or termination result in an increase in the amount of compensation payable pursuant to a Qualified Performance-Based Award or (b) cause compensation that is, or may become, payable hereunder pursuant to a Qualified Performance-Based Award to fail to qualify as Performance-Based Compensation. To the extent necessary under applicable law, including Code Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan.

11.    Adjustments. To the extent that a Performance Goal is based on, or calculated with respect to, the Company’s shares (such as earnings per share), then in the event of any corporate transaction involving the Company (including, without limitation, any combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Committee shall make or provide for such adjustments in such Performance Goal as the Committee may in good faith determine to be required in order to prevent dilution or enlargement of the benefits of Participants hereunder (provided that with respect to Qualified Performance-Based Awards, any such adjustment shall be made in accordance with Code Section 162(m)).

12.    Withholding. Distributions pursuant to the Plan shall be subject to all applicable federal, state and local tax and withholding requirements. The Company will have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to any Award up to the maximum individual statutory rate for each applicable jurisdiction.

13.    At-Will Employment. No statement in the Plan should be construed to grant any Participant an employment contract of fixed duration or any other contractual rights, nor should the Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company or a subsidiary and Participants. The employment relationship between the Company or its subsidiaries and Participants is terminable at-will (unless otherwise provided in a written employment agreement). This means that a Participant’s employment relationship may be terminated at any time and for any reason or no reason by the Company, its subsidiaries or the Participant.

14.    Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.     Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
16.    Nonassignment. The rights of a Participant under the Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

17.     Governing Law. The Plan shall be governed by the laws of the State of Arizona, without regard to conflicts of law provisions thereunder.

18.    409A. The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant’s consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s separation from service, then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum cash payment, without interest, on the earlier of (i) the first business day following the six (6) month anniversary of such Participant’s separation from service or (ii) the tenth business day following such Participant’s death. Notwithstanding anything contained herein to the contrary, in no event shall the Company or any subsidiary have any liability or obligation to any Participant or any other person in the event that the Plan or any Award granted hereunder is not exempt from, or compliant with, Code Section 409A.